ARTICLES OF ORGANIZATION
OF
GOLDEN GRAIN ENERGY, LLC

          Pursuant to Sections 301 and 303 of the Iowa Limited Liability Company Act, Chapter 490A of the Code of Iowa (the "Act"), the undersigned hereby adopt the following Articles of Organization for Golden Grain Energy, LLC (also referred to as "the Company").

ARTICLE I
NAME

The name of this limited liability company is Golden Grain Energy, LLC.

ARTICLE II
REGISTERED OFFICE AND AGENT

The street address of the Company's initial registered office is 2325 McLoud Avenue, New Hampton, Iowa 50659 and the name of its initial registered agent at such address is Stanley B. Laures.

ARTICLE III
PRINCIPAL OFFICE

The street address of the Company's principal office is 2325 McLoud Avenue, New Hampton, Iowa 50659.

ARTICLE IV
DURATION

Unless dissolved earlier according to law, the existence of the Company shall be perpetual.

ARTICLE V
MANAGER-MANAGED

          The management of the business and affairs of the Company shall be vested in by one or more Managers, and not in its Members.  No Member, acting solely in the capacity as a Member, shall be an agent of the Company or have authority to act on behalf of or bind the Company.  Managers shall be agents of the Company and shall have authority to act on behalf of and bind the Company only to such extent as provided for in the Operating Agreement of the Company.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

A.

No Member or Manager of the Company shall be personally liable solely by reason of being a Member or Manager of the Company for any debt, obligation, or liability of the Company, whether that debt, liability or obligation arises in contract, tort, or otherwise.

B.

No Manager of the Company shall be personally liable to the Company or its Members or anyone else for monetary damages for breach of fiduciary duty by such Manager; provided that this provision shall not eliminate or limit the liability of a Manager for any of the following: (i) breach of the Manager's duty of loyalty to the Company or to its Members; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and (iii) transactions from which the Manager derives an improper personal benefit or a wrongful distribution in violation of section 490A.807 of the Act.

C.

 Each person who is or was a Manager of the Company (and the heirs, executors, personal representatives, administrators, or successors of such person) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Manager of the Company ("Indemnitee"), shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, except for any acts or omissions involving willful misconduct or knowing violation of law.  In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended.  The right to indemnification conferred in this Article shall be a contract right.

D.

The Company may, by action of the Managers, provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the Managers shall determine to be appropriate and authorized by applicable law and the Operating Agreement of the Company.

E.

The rights and authority conferred by this Article shall not be exclusive of any other right which any person may have or subsequently acquire under any statute, provision of the Articles of Organization or Operating Agreement of the Company, agreement, vote of the Members or disinterested Managers, or otherwise.

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F.	Any repeal or amendment of this Article by the Members of the Company shall not adversely affect any right or protection of a Manager or officer existing at the time of such repeal or amendment.

IN WITNESS WHEREOF, the undersigned have executed the foregoing Articles of Organization on this 15 day of March, 2002.

/s/ Willis M. Hansen Willis M. Hansen /s/ StanleyB. Laures Stanley B. Laures	/s/ Alan L. McGregor Alan L. McGregor

/s/ StanleyB. Laures Stanley B. Laures

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